Exhibit 99

Internet America Names Former Texas Governor as Special Counsel on Rural Broadband Development

HOUSTON, June 30, 2009 /PRNewswire-FirstCall/ -- Internet America, Inc.
(OTC Bulletin Board: GEEK), a Houston-based provider of Broadband Internet services, today announced the appointment of former Texas Governor, Mark White as Counsel on Rural Broadband Development.   Mr. White’s duties will include the development of public private partnerships to bring broadband internet to rural areas utilizing the American Recovery and Reinvestment Act of 2009 that includes the allocation of $7.2 billion to provide broadband access to rural and underserved areas throughout the United States. He will join Internet America as a salaried employee with possible additional compensation, including stock options, based on the Company’s success in establishing alliances for beneficiaries of stimulus funds.

Billy Ladin, Chairman and CEO of Internet America, said "I'm very pleased to have someone of Governor White’s caliber and experience joining Internet America at this exciting time as we expand our efforts of providing access to high speed wireless broadband in rural and underserved areas of the country.  Governor White brings a strong background in innovative technologies to our company and we believe that his experience and leadership will be a significant addition to our team as we manage the strategic expansion of the business in these challenging times."

Mr. White was the forty-third Governor of Texas, serving from 1983-1987.  Previously to that, White was the Texas Secretary of State and Attorney General. When he took office as governor, Texas was ranked as one of the lowest performing states for the Scholastic Aptitude Test (SAT) also in teachers' salaries. After taking office, White immediately appointed a committee on Public Education, called a special session of the legislature in 1984, and worked with lawmakers to pass the Educational Opportunity Act (EOA). The EOA was committed to building the finest public education system in the country. Through White's work, Texas saw the desired results. SAT scores increased by twelve points, Texas first graders improved in statewide tests and teacher salaries were increased by historic amounts.  White currently practices law in Houston and is the former Chairman of the Board for the Houston Independent School District Foundation, a non-profit organization which supports the Houston public schools.  White attended Baylor University in Waco.   He graduated with a law degree in 1965.

Governor White said “In the 1930’s President Roosevelt created the Rural Electric Administration to make certain that electric service was brought to rural America based on the belief that affordable electricity would improve the standard of living and the economic competitiveness of these areas.. Texas and other areas now enjoy the economic and social benefits of that foresight. Today, as President Obama initiates his stimulus plan for the expansion of rural broadband connectivity to underserved parts of America, it is predictable that enormous economic and social advances will occur as he works to bring all Americans into the 21st century economy.  Internet America, as a result of their track record over the years of delivering quality broadband service to many parts of rural Texas through public/private alliances, is well positioned to lead in this historic effort.  I am proud to be a part of this noble enterprise.”

About Internet America
Internet America is a leading Internet service provider serving the Texas market.  Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions.  Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care.  Additional information on Internet America is available on the Company's web site at http:/www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially and without limitation as a result of a number of risk factors. A more detailed list of cautionary statements is included in our other publicly filed reports and documents.

Contact: Billy Ladin
     Internet America, Inc.
     713.968.2500
     investor.relations@airmail.net

SOURCE  Internet America, Inc.

Internet America, Inc., +1-713-968-2500, investor.relations@airmail.net